EXHIBIT 14.16
AMENDMENT NO. 14 TO AMENDED AND RESTATED CREDIT AGREEMENT
     THIS AMENDMENT dated as of July 18, 2007, by and among the financial institutions whose signatures appear below (individually a “Bank,” collectively the “Banks”), Comerica Bank, as Administrative Agent for the Banks (in such capacity, “Agent”), and Olympic Steel, Inc., an Ohio corporation (the “Company”).
     RECITALS:
     A. Company, Agent and Comerica Bank, Fifth Third Bank, LaSalle Bank Midwest National Association (fka Standard Federal Bank N.A.), Bank of America, N.A., (as assignee of Banc of America Leasing & Capital, LLC, successor to Fleet Capital Corporation) and KeyBank National Association are parties to that certain Amended and Restated Credit Agreement dated as of December 30, 2002, as previously amended (“Credit Agreement”).
     B. Company, the Banks and Agent desire to amend the Credit Agreement as set forth below.
     NOW THEREFORE, the parties agree as follows:
     1. The following definitions are added to Section 1.1 of the Credit Agreement:
     “‘Commercial Letters of Credit’ shall mean the commercial letters of credit issued by the Issuing Bank for the account of an Account Party or Account Parties for the purchase of goods in the ordinary course of business and providing for payment of sight drafts when presented for honor in accordance with the terms thereof and when accompanied by documents complying with the terms thereof.”
     “‘Letter of Credit Documents’ shall have the meaning ascribed to such term in Section 3.7(a) hereof.”
     2. The definition of “Letter of Credit” set forth in Section 1.1 of the Credit Agreement is amended to read in its entirety as follows:
     “‘Letter of Credit’ shall mean any Standby Letter of Credit and/or Commercial Letter of Credit and ‘Letters of Credit’ shall mean all of them.”
     3. Section 2.6 of the Credit Agreement is amended to read in its entirety as follows:
     “2.6 Prime-based Interest Payments. Interest on the unpaid balance of all Prime-based Advances of the Revolving Credit and all Swing Line Advances from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the Prime-based Rate, and shall be payable quarterly in immediately available funds on the first day of each February, May, August and November thereafter. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.”
     4. Section 2.7 of the Credit Agreement is amended to read in its entirety as follows:
     “2.7 Eurocurrency-based Interest Payments. Interest on each Eurocurrency-based Advance of the Revolving Credit shall accrue at its Eurocurrency-based Rate and shall be payable on the last day of the Interest Period applicable thereto (unless accelerated in accordance with the terms of this Agreement); provided, however, if such Interest Period in respect of any such Eurocurrency-based Advance is more than three (3) months, interest thereon shall also be payable at intervals of three (3) months from the date of such Advance. Interest accruing at the Eurocurrency-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.
     5. The first sentence of Section 2.12 of the Credit Agreement is deleted and replaced by the following two sentences:
     “From the Effective Date to the Revolving Credit Maturity Date, the Company shall pay to the Agent for distribution to the Revolving Credit Banks pro-rata in accordance with their respective Revolving Credit Percentages, a Revolving Credit Commitment Fee quarterly in arrears commencing April 1, 2003 (in respect of the prior fiscal quarter or portion thereof), and on the first day of each fiscal quarter thereafter. Subsequent to the Revolving Credit Commitment Fee due and payable on July 1, 2007 for the fiscal quarter ending June 30, 2007, the Revolving Credit Commitment Fee shall be payable quarterly in arrears on the first day of each August, November, February and May, commencing August 1, 2007 (in respect of the prior three-month period or portion thereof).”
     6. Section 3.1 of the Credit Agreement is amended to read in its entirety as follows:
     “3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Issuing Bank shall through the Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of an Account Party(ies) accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as the Issuing Bank may require, issue Letters of Credit in Dollars for the account of such Account Party(ies), in an aggregate amount for all Letters of Credit at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall be in a minimum face amount of One Hundred Thousand Dollars ($100,000) (or such lesser amount as may be agreed to by Issuing Bank) and (i) each Standby Letter of Credit (including any renewal thereof) shall expire not later than the first to occur of (A) one year after the date of issuance thereof and (B) ten (10) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof and (ii) each Commercial Letter of Credit shall expire not later than the first to occur of (C) one hundred twenty (120) days from the date of issuance thereof and (D) ten (10) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof. The submission of all applications in respect of and the issuance of each Standby Letter of Credit hereunder shall be subject in all respects to the International Standby Practices 98, and any successor documentation thereto adhered to by the Issuing Bank and to the extent not inconsistent therewith, the laws of the State of Michigan. In the event of any conflict between this Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control.”
     7. Section 3.4(a) of the Credit Agreement is amended to read in its entirety as follows:
     “(a) Company shall pay letter of credit fees as follows:
     (i) A per annum letter of credit fee with respect to the face amount of each Letter of Credit issued pursuant hereto (based on the amount of each Letter of Credit) in the amount of the Applicable Fee Percentage shall be paid to the Agent for distribution to the Revolving Credit Banks in accordance with their Percentages, provided, however, that while any Event of Default exists or after acceleration, the Company shall pay the sum of the letter of credit fee otherwise required by this clause (i) plus 2.0%, provided, further, that in the absence of acceleration, any such increase in the Letter of Credit Fee shall be made at the election of the Agent, acting at the request or with the consent of the Majority Revolving Credit Banks, with notice to the Company.
     (ii) A facing fee of 0.125% of the face amount of each Letter of Credit shall be paid to the Agent for distribution to the Issuing Bank for its own account, in accordance with the terms of the applicable Fee Letter.”
     8. Section 3.4(c) of the Credit Agreement is amended to read in its entirety as follows:
     “(c) All payments by Company to the Agent for distribution to the Issuing Bank or the Revolving Credit Banks under this Section 3.4 shall be made in Dollars in immediately available funds at the Issuing Office or such other office of the Agent as may be designated from time to time by written notice to Company by the Agent. The fees described in clauses (a)(i) and (ii) above (i) shall be nonrefundable under all circumstances, (ii) in the case of fees due under clause (a)(i) above, shall be payable semi-annually in advance on January 1 and July 1 of each year and (iii) in the case of fees due under clause (a)(ii) above, shall be payable upon the issuance of such Letter of Credit and upon any amendment thereto or extension thereof. The fees due under clause (a)(i) above shall be determined by multiplying the Applicable Fee Percentage times the undrawn amount of the face amount of each such Letter of Credit on the date of determination, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof. The parties hereto acknowledge that, unless the Issuing Bank otherwise agrees, any material amendment and any extension to a Letter of Credit issued hereunder shall be treated as a new Letter of Credit for the purposes of the letter of credit facing fee.

     9. The references to “Standby Letter of Credit” and “Standby Letters of Credit” in Section 3 of the Credit Agreement (except as otherwise amended herein) and Section 5.11(b) of the Credit Agreement shall mean “Letter of Credit” and “Letters of Credit”, respectively.
     10. Schedule 1.1 to the Credit Agreement is replaced with Schedule 1.1 annexed hereof.
     11. Except as expressly modified hereby, all the terms and conditions of the Credit Agreement shall remain in full force and effect.
     12. Company hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Credit Agreement are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of its Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Credit Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties made by Company set forth in Sections 6.1 through 6.19 and 6.21 through 6.24 of the Credit Agreement are true and correct on and as of the date hereof with the same force and effect as if made on and as of the date hereof; (c) the continuing representations and warranties of Company set forth in Section 6.20 of the Credit Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Company in accordance with Section 7.1of the Credit Agreement; and (d) no Default or Event of Default has occurred and is continuing as of the date hereof.
     13. Company agrees to pay to the Agent upon execution of this Amendment, for the account of the Banks executing this Amendment, on a pro rata basis for all such executing Banks, a non-refundable amendment fee equal to $25,000.
     14. Capitalized terms used but not defined herein shall have the meaning set forth in the Credit Agreement.
     15. This Amendment may be signed in counterparts.
     16. This Amendment shall become effective (according to the terms and as of the date hereof) upon satisfaction by Company of the following conditions:
     (a) Agent shall have received counterpart originals of this Amendment, in each case duly executed and delivered by Company, the Agent, the Banks, and the Guarantors and originals of the Loan Documents identified on the Closing Agenda annexed hereto duly executed by the parties thereto and, where applicable, in recordable form; and
     (b) Agent shall have received from Company payment of the fee described in Paragraph 12 above.

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK,		OLYMPIC STEEL, INC.
as Agent

By:		By:

John E. Spidel
Its:	Vice President	Its:

SWING LINE BANK:		COMERICA BANK

By:

John E. Spidel
		Its:	Vice President

ISSUING BANK:		COMERICA BANK

By:

John E. Spidel
		Its:	Vice President

BANKS:	COMERICA BANK

By:

John E. Spidel
	Its:	Vice President

LASALLE BANK MIDWEST NATIONAL ASSOCIATION

By:

Its:

FIFTH THIRD BANK

By:

Its:

BANK OF AMERICA, N.A.

By:

Its:

KEYBANK NATIONAL ASSOCIATION

By:

Its:

     Acknowledged by the undersigned Guarantors as of July 18, 2007.

GUARANTORS:

OLYMPIC STEEL LAFAYETTE, INC.

By:

Its:

OLYMPIC STEEL MINNEAPOLIS, INC.

By:

Its:

OLYMPIC STEEL IOWA, INC.

By:

Its:

OLY STEEL WELDING, INC.

By:

Its:

OLYMPIC STEEL RECEIVABLES, L.L.C.

By:

Its:

OLY STEEL NC, INC.

By:

Its:

TINSLEY GROUP-PS&W, INC.

By:

Its: